Exhibit 23.3
CONSENT OF INDEPENDENT AUDITORS
      We consent to the incorporation by reference in this Registration Statement of Quiksilver, Inc. on Form S-4 of our report dated May 13, 2005 on the consolidated financial statements of Rossignol Ski Company, Incorporated and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the 2004 financial statements and an emphasis of matter paragraph relating to significant transactions between Rossignol Ski Company, Incorporated and subsidiaries and certain affiliated companies) and of our report dated May 13, 2005 on the consolidated financial statements of Skis Dynastar, Inc. (which report expresses an unqualified opinion and includes an emphasis of matter paragraph relating to significant transactions between Skis Dynastar, Inc. and certain affiliated companies), appearing in the Current Report on Form 8-K/ A of Quiksilver, Inc. filed with the Securities and Exchange Commission on September 8, 2005.

/s/ Deloitte & Touche LLP
Costa Mesa, California
October 26, 2005